FIRST AMENDMENT TO THE BYLAWS

OF

SUN COMMUNITIES, INC.

This First Amendment to the Bylaws (this “Amendment”) of Sun Communities, Inc., a Maryland corporation (the “Corporation”), is effective as of October 29, 2007. Capitalized terms used but not defined herein shall have the meanings set forth in the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.            Article VII, Section 1 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place:

Section 1.          CERTIFICATES OR UNCERTIFICATED SHARES. The shares of the Corporation’s stock may be certificated or uncertificated, as provided under Maryland law and in accordance with a Direct Registration System approved by the Securities and Exchange Commission and the New York Stock Exchange, or any securities exchange on which the stock of the Corporation may from time to time be traded, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall comply with applicable law and otherwise shall be in such form as the Board of Directors shall prescribe, certifying the number of shares of the stock of the Corporation owned by the stockholder. Any certificates issued to any stockholder of the Corporation shall be signed by, or in the name of the Corporation by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation. Any or all the signatures on the certificate may be a facsimile. Certificates shall be consecutively numbered and if the Corporation shall, from time to time, issue several classes of stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still and officer when it is issued.

If the shares of stock are uncertificated, the Corporation or its agent shall send to the registered owner thereof any notices required by applicable law.

2.            Article VII, Section 2 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place:

Section 2.          TRANSFERS. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, and either (a) in the case of stock represented by a certificate, on surrender for cancellation of any certificate for such shares, or (b) in the case of uncertificated shares, on proper instructions from the holder of record of such shares or the holder’s legal representative. Upon receipt of such certificates or instructions, the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate or uncertificated shares, and record the transaction upon the Corporation’s books.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the Charter of the Corporation and all of the terms and conditions contained therein.

3.            Article VII, Section 3 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place:

Section 3.         LOST CERTIFICATE. The Board of Directors (or any officer designated by it) may direct (i) a new certificate or certificates for stock of the Corporation or (ii) uncertificated shares, be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. In addition, when authorizing the issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or his legal representative to advertise the same in such manner as they shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate or uncertificated shares.

4.            Except as modified by this Amendment, the Bylaws remain unchanged and, as modified, continue in full force and effect.

5.            Copies (facsimile, photostatic or otherwise) of the signature to this Amendment shall be deemed to be an original and may be relied upon to the same extent as though such copy or fax was an original.

[Signature to follow on next page]

IN WITNESS WHEREOF, this First Amendment to the Bylaws of Sun Communities, Inc. is hereby executed as of October 29, 2007.

By:	/s/ Jeffrey P. Jorissen
Jeffrey P. Jorissen, Executive Vice President, Chief Financial Officer, Secretary and Treasurer